UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

ION Geophysical Corporation (“ION”) hosted its 3rd Quarter 2018 earnings call at 10:00 a.m. EST on November 1, 2018 (the “Call”).  During the Call, ION’s CEO Brian Hanson made the following statements in connection with certain to be proposed amendments to ION’s current 2013 Long Term Incentive Plan (the “LTIP”):

Before we open it up for questions, I’d like to take a minute to speak about our long-term incentive plan, or LTIP for short.  We were one of the first to act in the downturn, quickly and deeply streamlining the business.  Since then, we’ve worked hard to maintain the $100M of annualized costs we’ve taken out of the business.  This includes freezing merit increases for 3 years in a row and 2 years of salary reductions.  We also haven’t issued equity under our LTIP in almost 3 years except in very limited cases involving new hires or promotions that would reduce our cash outlay.  Given that, virtually all of the equity we have issued our employees will finish vesting on this coming March 1, 2019.

Now we’re seeing the market pick up and it’s critical to keep our key employees in place.  Our executive team is starting to get attractive offers and we’re already intervening to stem attrition in our middle management.  Equity-based awards provide value to our shareholders by allowing us to attract and retain first rate talent, while tying our employees’ financial compensation to the performance of the company.  Our Board and I believe it is very important for our employees, especially our key employees, to have skin in the game.

I am proposing, and shareholders will be receiving more details about this shortly in our proxy statement, that we replenish our LTIP in a way that is beneficial to our shareholders.  We engaged AON Hewitt, a leading compensation consultant, to analyze our compensation program relative to industry practice, and they concluded our current pool is insufficient to adequately attract and retain first rate talent.  Their analysis showed that to attract and retain top talent under an ISS-compliant plan, it would require us to make an annual grant of approximately 800,000 shares compromised of stock options and restricted stock awards, which, over three years, would require an additional 2.4 million shares for the LTIP.

However, AON Hewitt recommended a more creative, non-compliant option that would require half as many shares to achieve the same result.  Under this approach, we would grant all awards as performance-based restricted stock, rather than having to make 2/3 of the grants as stock options, as is typically pushed by ISS and Glass Lewis and contemplated by our current plan.  ISS and Glass Lewis, two independent proxy advisory firms, like to require that a certain amount of shares be dedicated to stock options so that the recipients don’t benefit unless the stock price increases.  Standard practice is to award restricted stock that vests over time, regardless of the stock’s performance, and to couple that with stock options that are worthless if the stock doesn’t appreciate.

We are not only going to propose that the restricted shares vest over a 3 year term, as is traditional practice, but also that the restricted shares vest based on very aggressive performance triggers.  The tranche that vests after one year must have a share price increase of 25% from the grant date; the tranche that vests after two years must have a share price increase of 50%; and the final tranche that vests after three years must have a share price increase of 75%.  Essentially this creates an award that behaves both as a restricted share and as a stock option and makes the value of the award, per share, higher than a stock option, but only if the performance triggers are satisfied.  It is a great, creative option to bring our key employees’ compensation up to market levels suggested by AON Hewitt, while at the same time requiring fewer shares to be used from the LTIP.  So while the proposal will be considered outside the guidelines of ISS and Glass Lewis, we estimate we will have to issue half as many shares for the same outcome with this approach over the next 3 years.

We are following AON Hewitt’s recommendation to ask you, our shareholders, to approve another 1.2 million shares of restricted stock so we can continue to provide appropriate, stock-based incentives to our employees.  We are going to ask once for equity to incentivize our leadership team for the next three years.  This isn’t something we do often — the last time we asked to increase the share pool was in 2015.  We plan to issue 900,000 shares now and save 300,000 for new hires and promotions.  I intend for these awards to be time and performance vested so our interests are directly aligned with shareholders’.  Our employees won’t be rewarded unless they stay at ION and help drive the stock price up for our shareholders.

We’re holding a special meeting November 30th to request this increase in the number of shares available in our LTIP. We have to be able to compete to attract and retain the best and brightest, especially in our industry, which is cyclical by nature.  I ask that you support this initiative on November 30th.  More details will be in the proxy statement.  I’d like to extend an open invitation to call me to discuss this compensation proposal in more detail.

Certain Information and Where to Find It

In connection with the to be proposed amendments to the LTIP, ION will file a proxy statement on Schedule 14A with the SEC. INVESTORS AND SECURITY HOLDERS OF ION ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE LTIP AND THE PROPOSED AMENDMENTS THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed by ION with the SEC from the SEC’s website at www.sec.gov. Security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement (when available) and any other relevant documents by directing a request by mail or telephone to Investor Relations, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 100, Houston, Texas 77042, telephone 281-933-3339. Copies of the documents filed by ION with the SEC will be available free of charge on the Company’s website at www.iongeo.com.

Participants in Proxy Solicitation

ION and its directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies with respect to the amendments to the LTIP. Information about these persons is set forth in ION’s proxy statement relating to its 2018 Annual Meeting of Shareholders, as filed with the SEC on April 13, 2018, and subsequent statements of changes in beneficial ownership on file with the SEC. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of ION’s security holders generally, by reading the proxy statement and other relevant documents regarding the amendments to the LTIP, which will be filed with the SEC.